4: exhibit10_6

Exhibit 10.6

DDS HOLDINGS, INC.
150 East Palmetto Park Road, Suite 510
Boca Raton, Florida 33432

December 5, 2002

DDS Technologies Ltd.
c/o Studio Vinti & Associates
Giorgio M. Mazzoli
Via Emilia, 88
00187 Rome, Italy

Gentlemen:

        This letter is intended to confirm in writing the understandings and agreements of DDS Technologies Ltd. ("DDS Technologies") and DDS Holdings, Inc. ("DDS Holdings") with respect to the modification of the License Agreement entered into on August 29, 2002 by and among DDS Technologies and DDS Holdings (the "License Agreement").

        It is understood by DDS Technologies and DDS Holdings that neither party is required to obtain product liability insurance, in the amount and manner required by Section 15 of the License Agreement, until the first sale of the licensed technology by DDS Holdings, Inc. is completed.

        If the foregoing correctly sets forth our understandings and agreements, please so confirm by signing below and returning a copy to Hodgson Russ, LLP.

Very truly yours,

DDS Holdings, Inc.

By:______________________
Name: Ben Marcovitch
Title: President

ACCEPTED, AGREED, CONFIRMED

DDS Technologies, Ltd.

_________________________________
Name: Umberto Manola
Title: President, DDS Technologies, Ltd.